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Exhibit 4.2

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

        AMENDMENT No. 1 TO RIGHTS AGREEMENT (this "Amendment"), dated as of July 6, 2004, to the Preferred Stock Rights Agreement (the "Rights Agreement"), dated as of September 26, 2000, between Genus, Inc., a California corporation (the "Company") and Mellon Investor Services LLC, a New Jersey limited liability company (as successor to ChaseMellon Shareholder Services L.L.C.), as Rights Agent (the "Rights Agent").

        WHEREAS, the Company and the Rights Agent have heretofore executed and entered into the Rights Agreement; and

        WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement in accordance with the provisions of Section 27 thereof; and

        WHEREAS, the Company intends to enter into an Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the "Merger Agreement"), dated as of July 1, 2004, by and among Aixtron Aktiengesellschaft, a stock corporation organized under the laws of Germany ("Parent") and the Company (all capitalized terms used in this Amendment and not otherwise defined herein shall have the meaning ascribed thereto in the Rights Agreement); and

        WHEREAS, on July 1, 2004, the Board of Directors of the Company has approved and deemed desirable the amendment of the Rights Agreement to the effect that (i) the Rights Agreement and the Rights (as defined in the Rights Agreement) shall not be applicable to the merger contemplated by the Merger Agreement (the "Merger") and the other transactions contemplated by the Merger Agreement (collectively, the "Transactions"), (ii) Parent shall not be an "Acquiring Person" under the Rights Agreement solely by virtue of the entering into of the Merger Agreement and the performance of the Transactions contemplated thereby, including the Merger, and (iii) the Rights Agreement shall expire immediately prior to the effective time of the Merger.

        NOW, THEREFORE, the Company hereby amends the Rights Agreement as follows:

          1.     Section 1(a) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

            "Acquiring Person" shall mean any Person, who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the Common Shares then outstanding, but shall not include the Company, any Subsidiary of the Company or any employee benefit plan of the Company or of any Subsidiary of the Company, or any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall be deemed to be an Acquiring Person as the result of an acquisition of Common Shares by the Company which, by reducing the number of shares outstanding, increases the proportionate number of shares beneficially owned by such Person to 15% or more of the Common Shares of the Company then outstanding; provided, however, that if a Person shall become the Beneficial Owner of 15% or more of the Common Shares of the Company then outstanding by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares of the Company (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), then such Person shall be deemed to be an Acquiring Person unless upon becoming the Beneficial Owner of such additional Common Shares of the Company such Person does not beneficially own 15% or more of the Common Shares of the Company then outstanding. Notwithstanding the foregoing, (i) if the Company's Board of Directors determines in good faith that a Person who would otherwise be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently (including, without limitation, because (A) such Person was unaware that it beneficially owned a percentage of the Common Shares that would otherwise cause such Person to be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), or (B) such Person was aware of the extent of the Common Shares it beneficially owned but had no actual knowledge of the consequences of such beneficial ownership under this Agreement) and without any intention of changing or influencing control of the Company, and if such Person divested or divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be or to have become an "Acquiring Person" for any purposes of this Agreement; (ii) if, as of the date hereof, any Person is the Beneficial Owner of 15% or more of the Common Shares outstanding, such Person shall not be or become an "Acquiring Person," as defined pursuant to the foregoing provisions of this paragraph (a), unless and until such time as such Person shall become the Beneficial Owner of additional Common Shares (other than pursuant to a dividend or distribution paid or made by the Company on the outstanding Common Shares in Common Shares or pursuant to a split or subdivision of the outstanding Common Shares), unless, upon becoming the Beneficial Owner of such additional Common Shares, such Person is not then the Beneficial Owner of 15% or more of the Common Shares then outstanding; and (iii) neither Aixtron Aktiengesellschaft, a stock corporation organized under the laws of Germany ("Parent") nor the bank or trust company or other independent financial institution appointed by Parent to act as exchange agent in connection with the merger contemplated by the Merger Agreement (as defined below) nor the bank or trust company or other independent financial institution appointed by Parent to act as contribution agent in connection with the merger contemplated by the Merger Agreement nor any of their respective subsidiaries shall be deemed to be an Acquiring Person by virtue of: (A) the approval, execution and delivery of the Agreement and Plan of Merger (as it may be amended or supplemented from time to time, the "Merger Agreement") entered into as of July 1, 2004, by and among Parent and the Company, (B) the conversion of Common Shares into the right to receive the consideration to be paid pursuant to the Merger Agreement in accordance with Section 2.01(c) of the Merger Agreement, (C) the announcement of the merger or any of the other transactions contemplated by the Merger Agreement, or (D) the consummation of the merger or any of the other transactions contemplated by the Merger Agreement (each of the events set forth in the foregoing clause (D), an "Exempt Event").

          2.     Section 1(l) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

            "Notwithstanding the foregoing, no Exempt Event shall cause a Distribution Date."

          3.     Section 1(q) of the Rights Agreement is hereby modified, amended and restated in its entirety as follows:

            "Expiration Date" shall mean the earliest to occur of: (i) the Close of Business on the Final Expiration Date, (ii) the Redemption Date, (iii) the time at which the Board of Directors orders the exchange of the Rights as provided in Section 24 hereof or (iv) the time immediately prior to the consummation of the merger contemplated by the Merger Agreement.

          4.     Section 1(hh) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

            "Notwithstanding the foregoing, no Exempt Event shall cause a Shares Acquisition Date."

          5.     Section 1(oo) of the Rights Agreement is hereby modified and amended by adding the following sentence at the end thereof:

            "Notwithstanding the foregoing, no Exempt Event shall cause a Triggering Event."

          6.     A new Section 20(l) of the Rights Agreement is hereby added as follows:

            "The Rights Agent shall not be subject to, nor be required to comply with, or determine if any event has occurred under, or determine if any Person has complied with, the Merger Agreement or any agreements and documents related to or referred to in the Merger Agreement or any other agreement between or among the parties thereto, even though reference thereto may be made in this Agreement, or to comply with any notice, instruction, direction, request or other communication, paper or document other than as expressly set forth in this Agreement."

          6.     The Company hereby agrees to promptly notify the Rights Agent, in writing, upon the consummation of the merger contemplated by the Merger Agreement.

          7.     This Amendment may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

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[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, this Amendment has been duly executed by the Company and the Rights Agent as of the day and year first written above.

GENUS, INC.
By:	/s/ WILLIAM W.R. ELDER
Name:	William W.R. Elder
Title:	Chairman and Chief Executive Officer
MELLON INVESTOR SERVICES LLC (as Rights Agent)
		By:	/s/ KERRI S. JONES
		Name:	Kerri S. Jones
		Title:	Assistant Vice President

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AMENDMENT NO. 1 TO RIGHTS AGREEMENT